Exhibit 4.5
DESCRIPTION OF SECURITIES

The following is a brief description of the securities of New Mountain Finance Corporation (the “Company,” “we,” “our” or “us”), registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description of our securities does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of Delaware General Corporation Law (the “DGCL”), and the full text of our charter, bylaws and the relevant indenture and supplemental indenture governing the debt securities described herein. As of December 31, 2022 and the date hereof, our common stock and the debt securities described herein are the only securities that we have registered under Section 12 of the Exchange Act.

A.Common Stock

As of December 31, 2022, our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, of which 100,937,026 shares are outstanding as of December 31, 2022. Our common stock is listed on the NASDAQ Global Select Market under the ticker symbol "NMFC". No stock has been authorized for issuance under any equity compensation plans. Under Delaware law, our stockholders generally will not be personally liable for our debts or obligations.

Under the terms of our amended and restated certificate of incorporation, all shares of our common stock will have equal rights as to earnings, assets, dividends and voting and, when they are issued, are duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized and declared by our board of directors out of funds legally available therefore. Shares of our common stock will have no preemptive, exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There are no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock are able to elect all of our directors (other than directors to be elected solely by the holders of preferred stock), and holders of less than a majority of such shares are unable to elect any director.

Delaware Law and Certain Certificate of Incorporation and Bylaw Provisions; Anti-Takeover Measures

Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws, as summarized below, and applicable provisions of the DGCL and certain other agreements to which we are a party may make it more difficult for or prevent an unsolicited third party from acquiring control of us or changing our board of directors and management. These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or in our management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies furnished by them and to discourage certain types of transactions that may involve an actual or threatened change in our control. The provisions also are intended to discourage certain tactics that may be used in proxy fights. These provisions, however, could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

Classified Board; Vacancies; Removal

The classification of our board of directors and the limitations on removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire us, or of discouraging a third party from acquiring us. Our board of directors is divided into three classes, with the term of one class expiring at each annual meeting of stockholders. At each annual meeting, one class of directors is elected to a three-year term. This provision could delay for up to two years the replacement of a majority of the board of directors.

Our amended and restated certificate of incorporation provides that, subject to the applicable requirements of the Investment Company Act of 1940, as amended (the “1940 Act”), and the rights of any holders of preferred stock, any vacancy on the board of directors, however the vacancy occurs, including a vacancy due to an enlargement of the board, may only be filled by vote a majority of the directors then in office.

A director may be removed at any time at a meeting called for that purpose, but only for cause and only by the affirmative vote of the holders of at least 75.0% of the shares then entitled to vote for the election of the respective director.

Advance Notice Requirements for Stockholder Proposals and Director Nominations.

Our amended and restated bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only (1) by or at the direction of the board of directors or (2) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the amended and restated bylaws. Nominations of persons for election to the board of directors at a special meeting may be made only (1) by or at the direction of the board of directors or (2) provided that the board of directors has determined that directors are elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the amended and restated bylaws. The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform its stockholders and make recommendations about such qualifications or business, as well as to approve a more orderly procedure for conducting meetings of stockholders. Although our amended and restated bylaws do not give its board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Amendments to Certificate of Incorporation and Bylaws.

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws requires a greater percentage. Our amended and restated certificate of incorporation provides that the following provisions, among others, may be amended by our stockholders only by a vote of at least two-thirds of the shares of our capital stock entitled to vote:

•the classification of our board of directors;

•the removal of directors;

•the limitation on stockholder action by written consent;

•the limitation of directors' personal liability to us or our stockholders for breach of fiduciary duty as a director;

•the ability to call a Special Meeting of Stockholders being vested in our board of directors, the chairperson of our board, our chief executive officer and in the holders of at least fifty (50) percent of the voting power of all shares of our capital stock generally entitled to vote on the election of directors then outstanding subject to certain procedures; and

•the amendment provision requiring that the above provisions be amended only with a two-thirds supermajority vote.

The amended and restated bylaws generally can be amended by approval of (i) a majority of the total number of authorized directors or (ii) the affirmative vote of the holders of at least two-thirds of the shares of our capital stock entitled to vote.

Calling of Special Meetings by Stockholders

Our certificate of incorporation and bylaws also provide that special meetings of the stockholders may only be called by our board of directors, the chairperson of our board, our chief executive officer or upon the request of the holders of at least 50.0% of the voting power of all shares of our capital stock, generally entitled to vote on the election of directors then outstanding, subject to certain limitations.

Section 203 of the DGCL

We will not be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15.0% or more of a corporation's voting stock. In our certificate of incorporation, we have elected not to be bound by Section 203.